Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of August 16, 2022, between FOOT LOCKER, INC., a New York corporation with its principal office at 330 West 34th Street, New York, New York 10001 (the “Company”) and Mary N. Dillon (the “Executive”) (the Company and the Executive, the “Parties” hereto).

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, and Executive is willing to serve in such capacity; and

WHEREAS, the Company and Executive desire to set forth the terms and conditions of such employment;

NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.	Employment and Term. (a) The Company hereby agrees to employ Executive pursuant to the terms of this Agreement commencing August 19, 2022 (the “Commencement Date”) through January 31, 2026 (the “Initial Term”), unless further extended or sooner terminated as hereinafter provided. The Initial Term shall be automatically renewed for successive one (1) year terms (the “Renewal Terms”) unless at least one hundred eighty (180) days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that she or it is electing to terminate this Agreement at the expiration of the then current term of employment. For purposes of this Agreement, “Employment Period” shall mean the Initial Term and all Renewal Terms. If during the Employment Period the fiscal year of the Company shall end on a day other than January 31, then notwithstanding the foregoing, the Initial Term or any Renewal Term shall expire on the last day of such fiscal year of the Company closest to January 31.
(b)	Within 30 days of the Commencement Date, Executive shall be elected to the Board of Directors of the Company (the “Board”).
2.	Position and Duties. (a) From the Commencement Date through August 31, 2022, Executive shall serve in a non-executive advisory capacity. Effective as of September 1, 2022, Executive shall serve as the President and Chief Executive Officer of the Company, reporting solely and directly to the Board. Executive shall have such responsibilities, duties, and authority as are commensurate with her status as President and Chief Executive Officer as may from time to time be determined or directed by the Board. Except as contemplated by Section 2(c) or as otherwise approved by the Board, Executive shall devote substantially her full working time and efforts to the business and affairs of the Company and its respective subsidiaries and affiliates.
(b)	Upon the request of the Board, the Executive shall also serve as an officer or director of subsidiaries and affiliates of the Company. Contemporaneously with the termination of Executive’s employment for any reason, Executive shall automatically resign from all offices and positions she holds with the Company or any subsidiary without any further action on the part of Executive or the Company; provided, however, that Executive agrees to execute any additional documents required or requested by the Company with respect to such resignations.

(c)	Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from engaging in the following activities: (i) serving on the board of directors of one other public company or substantial private company, if such service does not conflict with her fiduciary duty to the Company, subject to the approval of the Board, (ii) serving as an advisor to no more than two private companies, with a minimal aggregate time commitment, if such service does not conflict with her fiduciary duty to the Company (iii) serving on the board of directors of a reasonable number of trade associations and/or charitable organizations, subject to the advance approval of the Board, which shall not be unreasonably withheld, (iv) engaging in charitable activities and community affairs, and (v) managing her personal investments and affairs, provided that Executive’s activities pursuant to clauses (i), (ii), (iii) (iv) or (v) do not violate Section 7 below or materially interfere with the proper performance of her duties and responsibilities under this Agreement. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Company may from time to time establish for officers of the Company or employees generally, including the Foot Locker, Inc. Corporate Governance Guidelines.
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Place of Performance. Executive shall provide services from an office of the Company or one of its subsidiaries in the Chicago, Illinois area, provided Executive shall be required to travel in connection with her employment, commensurate with the activities of her position.

4.	Cash Compensation.
(a)	During the Employment Period, the Company shall pay Executive a base salary at such rate per year as may be fixed by the Human Capital and Compensation Committee of the Board (the “Compensation Committee”) from time to time (and shall be reviewed at least annually by the Compensation Committee), but in no event at a rate of less than $1,300,000 per year, to be paid in substantially equal monthly installments, in accordance with the normal payroll practices of the Company (the “Base Salary”).
(b)	During the Employment Period, Executive shall be entitled to participate in all bonus, incentive, and equity plans that are maintained by the Company from time to time during the Employment Period for its comparably situated senior executives in accordance with the terms of such plans at the time of participation. The Company may, during the Employment Period, amend or terminate any such plan, to the extent permitted by the respective plan, if such termination or amendment applies to all comparably situated senior executives of the Company and does not result in a proportionally greater reduction in the rights or benefits of

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Executive as compared with any other comparably situated senior executives of the Company. During each year of the Employment Period, Executive shall have the opportunity to earn an annual bonus under the Annual Incentive Compensation Plan (the “AICP”) equal to, at target, 200 percent of Executive’s then-current Base Salary (the “Annual Bonus”). Notwithstanding the foregoing, for the fiscal year of the Company ending January 28, 2023, Executive’s annual bonus shall not be paid pursuant to the AICP, and Executive shall not be a participant therein. Rather, Executive shall be paid, no later than the 15th day of the third month following January 28, 2023, a pro-rated annual bonus for the period from the Commencement Date to January 28, 2023 calculated as if Executive were a participant in the AICP (at the target rate noted herein), but in no event less than an amount equal to the prorated portion of 200 percent of Base Salary or, if greater, the prorated portion of the Annual Bonus amount calculated based on actual performance for the fiscal year ended January 28, 2023.
5.	Inducement and Equity Awards.
(a)	Employment Inducement Award – Restricted Stock Units. Also as an inducement to commence employment with the Company, on August 24, 2022, Executive shall be granted a number of restricted stock units (“RSUs”) with respect to Company Common Stock, par value $0.01 per share (“Company Stock”) determined by dividing $2,000,000 by the closing price of a share of Company Stock on August 24, 2022. The vesting restrictions on the RSUs shall lapse as with respect to 100% of the RSUs on the third anniversary of the Commencement Date, subject to Executive’s continued service through such vesting date. The RSUs shall otherwise be evidenced by and subject to the terms of the applicable Employment Inducement Award Agreement, which shall contain terms described herein.
(b)	Transformation Award. As a further inducement to commence employment with the Company, on August 24, 2022, Executive shall receive a special performance-based equity incentive award in the form of a number of performance-based stock units (the “PSUs"), determined by dividing $5,000,000 by the closing price of a share of Company Stock on August 24, 2022 (the “Transformation Grant”), intended to reflect stretch goals for superior performance of the Company’s Transformation initiative. The Transformation Grant will be subject to metrics and targets determined by the Compensation Committee with input from the Executive within a reasonable period of time following the Commencement Date but not later than March 2023 (the date of such determination, the “Determination Date”), and shall otherwise be evidenced by and subject to the terms of the applicable Employment Inducement Award Agreement, which shall contain terms described herein. The service-based vesting restrictions on the PSUs shall lapse with respect to 100% of the PSUs on the third anniversary of the Determination Date, and the performance vesting criteria shall thereafter be determined by the Compensation Committee at the meeting of the Compensation Committee that occurs following the issuance of the Company’s audited financial statements (in

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March, 2026), with settlement at such time as is required to avoid the imposition of additional taxes under Section 409A of the Code.

(c)	Employment Pro Rata Annual Award. As a further inducement to commence employment with the Company, on August 24, 2022, Executive shall receive an initial annual equity grant in the form provided to other comparably situated senior officers of the Company with a grant date value of $8,000,000, prorated for the period from the Commencement Date through January 28, 2023 (with the number of PSUs, RSUs or stock options in the proportions described below determined, in the case of PSUs and RSUs, based on dividing the dollar value of the respective award by the closing price of a share of Company Stock on August 24, 2022, and in the case of stock options, by dividing the dollar value of the award by the Black-Scholes value). The initial annual equity grant shall be an inducement award made (i) 60% in the form of PSUs, with vesting conditions that are the same as those in effect with respect to other senior officers of the Company, (ii) 20% in the form of non-qualified stock options, which options shall vest in three equal installments on the first, second and third anniversaries of the Commencement Date, subject to Executive’s continued employment by the Company through each of such dates, and (iii) 20% in the form of RSUs, which RSUs shall vest in full on the third anniversary of the Commencement Date, subject to Executive’s continued employment by the Company through the cliff vesting date. The initial annual equity grant shall otherwise be evidenced by and subject to the terms of the applicable Employment Inducement Award Agreement.
(d)	Annual Equity Awards. Executive will be eligible to participate each year during the Employment Period in the Company’s 2007 Stock Incentive Plan as amended and restated and any successor plan (the “Stock Plan”) beginning with the Company’s 2023 fiscal year. Executive’s target annual long term incentive award under the Stock Plan will have a grant date value of at least $8,000,000. Except as set forth in Section 5(e) below, the terms and conditions of the long-term incentive award issuances to Executive under the Stock Plan shall be consistent with the award issuances to other senior officers of the Company generally, which shall be in the sole discretion of the Compensation Committee.
(e)	Certain Vesting Provisions. Notwithstanding anything to the contrary in the applicable award agreements, the following additional provisions shall apply to the equity awards granted to Executive through March 2027, including the employment inducement awards and annual equity awards:
(i)	If Executive voluntarily terminates her employment with the Company with the consent of the Board (which shall be considered in good faith and which shall not be unreasonably withheld or delayed, provided that consent shall not be given under circumstances where the Board believes Cause exists, permitting termination of Executive’s employment under Section 7(a)(iii)) on or after the end of the fiscal year ending on or about January 31, 2027, 50% of Executive’s then outstanding and unvested

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equity awards shall vest (with time-based awards vesting on termination of employment and performance awards vesting at the end of the performance period based on actual performance and settling at such time as is required to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder (“Section 409A”)).

(ii)	If Executive voluntarily terminates her employment with the Company with the consent of the Board (which shall be considered in good faith and shall not be unreasonably withheld or delayed, provided that consent shall not be given under circumstances where the Board believes Cause exists, permitting termination of Executive’s employment under Section 7(a)(iii)) on or after the end of the fiscal year ending on or about January 31, 2028, 100% of Executive’s then outstanding and unvested equity awards shall vest (with time-based awards vesting on termination of employment and performance awards vesting at the end of the performance period based on actual performance and settling at such time as is required to avoid the imposition of additional taxes under Section 409A).
(iii)	If Executive’s employment hereunder terminates for reasons set forth in Sections 7(a)(i) or (ii) (for clarity, death or disability), all then outstanding and unvested equity awards shall vest (with time-based awards vesting on termination of employment and performance awards vesting at the end of the performance period based on actual performance and settling at such time as is required to avoid the imposition of additional taxes under Section 409A).
(f)	Sign-On Bonus. In connection with the execution of this Agreement and as an inducement for Executive to commence employment with the Company, Executive shall be paid a cash sign-on bonus equal to $250,000, within 30 days of her commencement of employment with the Company.
6.	Additional Benefits.
(a)	During the Employment Period, Executive shall be eligible to participate in all pension, welfare, and fringe benefit plans, as well as perquisites, maintained by the Company from time to time for its comparably situated senior executives in accordance with their respective terms as in effect from time to time. These shall include (i) Company-paid life insurance in the amount of Executive’s annual Base Salary, (ii) long-term disability insurance coverage of $25,000 per month; (iii) annual out-of-pocket medical expense reimbursement of up to $7,500 per year; and (iv) an annual allowance of $20,000 for financial planning/tax advisory purposes. Notwithstanding the foregoing, Executive agrees that she will not be eligible for a car allowance.
(b)	Upon submission of proper invoices in accordance with, and subject to, the Company’s applicable policies and procedures, Executive shall be entitled to

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receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by her in connection with the performance of her duties during the Employment Period, including reasonable costs which she incurs for use of a car service for transportation in the New York metropolitan area while in New York on Company business. Notwithstanding the foregoing, Executive shall be responsible for all lodging and other personal expenses (such as non-business meals) incurred by her while providing services at the Company principal office in New York.

(c)	Executive shall be entitled to 20 vacation days in each calendar year, prorated for any partial year. Unused vacation days shall be forfeited.
(d)	Subject to Section 14(b) hereof, the Company shall reimburse Executive the reasonable legal fees (based on hourly rates) and disbursements incurred by her in connection with negotiating and preparing this employment agreement and any ancillary documents hereto, provided that in no event shall the amount of such reimbursement exceed $40,000.
(e)	As used herein, “comparably situated senior executives” shall mean corporate officers holding the position of Senior Vice President or higher.
7.	Termination.
(a)	The Employment Period shall terminate upon the earliest of the following:
(i)	the death of Executive;
(ii)	if, as a result of the incapacity of Executive due to physical or mental illness, Executive shall have been absent from her duties hereunder on a full time basis for 180 days, and within 30 days after written notice of termination is given (which may occur before or after the end of such 180 day period) she shall not have returned to the performance of her duties hereunder on a full time basis;
(iii)	if the Company terminates the employment of Executive hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the employment of Executive hereunder upon (A) the refusal or willful failure by the Executive to substantially perform her duties as reasonably assigned to her by the Board, which failure or refusal is not cured within ten business days of the Company’s written notice of an anticipatory breach to the Executive; (B) with regard to the Company or any of its subsidiaries or affiliates or any of their assets or businesses, Executive’s material dishonesty, willful misconduct, misappropriation, breach of fiduciary duty, or fraud; (C) the willful breach by Executive of any material provision of this Agreement, which breach is not cured within ten business days from the date of the Company’s written notice of an anticipatory breach to the Executive; (D) the Executive’s conviction of a felony (other than a traffic violation) or any other crime involving moral

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turpitude; or (E) the willful failure by Executive to take lawful and reasonable directions from the Board within the scope of her employment with the Company, which failure or refusal is not cured within ten business days of the Company’s written notice of an anticipatory breach to the Executive;

(iv)	if the Company terminates the employment of Executive without Cause (for clarity and the avoidance of doubt, the non-renewal of the Initial or any Renewal Term by the Company under Section 1 hereof shall be considered a termination of the Executive’s employment without Cause hereunder at the end of the Initial Term or Renewal Term as the case may be).
(v)	if Executive terminates Executive’s employment hereunder without Good Reason, or if Executive terminates her employment hereunder for Good Reason upon 30 days’ prior written notice to the Company; provided, however, that prior to a Change in Control, if the Company corrects the matter that has given rise to the Good Reason event, and makes Executive whole for any loss resulting from the Good Reason event, then Executive may not terminate her employment for Good Reason hereunder.
(b)	If the Company shall terminate the employment of Executive pursuant to the provisions of paragraph (a)(i), (ii) or (iii) above, it shall have no further liability or obligation hereunder except (i) to pay promptly to Executive her then-current Base Salary through the Termination Date, (ii) to provide reimbursement for reasonable and necessary expenses incurred by Executive through the date of notice of such termination of employment, to the extent otherwise provided under Section 6(b) above; and (iii) all other vested payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable Company benefit plan or arrangement through the effective date of such termination of employment ((i), (ii) and (iii), the (“Accrued Benefits”)). All other rights of Executive (and, except as provided in Section 7(e) below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in this subsection (b).
(c)	If the employment of Executive is terminated by the Company without Cause or by Executive for Good Reason during the Employment Period or if the Company breaches any material provision of this Agreement, which breach is not corrected within 30 days following written notice to the Company, and Executive elects to terminate her employment hereunder within 10 business days of the end of such 30-day period, the Company shall make the following payments and provide the following benefits to Executive in addition to the Accrued Benefits: Subject to Executive’s continued compliance with the provisions of Section 7 hereof, (A) the Company shall continue the payment of Executive’s Base Salary for a period of twenty-four months (the “Salary Payments”); (B) the Company shall pay to

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Executive, with respect to the fiscal year in which such termination occurs, the annual bonus that Executive would otherwise have earned under the AICP, prorated as of the Termination Date and based on actual performance for such fiscal year in a lump sum (the “Bonus Payment”), at the same time as AICP amounts are paid to the senior officers of the Company; (C) any outstanding equity awards shall be treated in accordance with the terms of the applicable plans and award agreements or, if it results in greater vesting, in the manner set forth in Section 5(e) of this Agreement; and (D) subject to Section 14(c) hereof, the Company shall provide Executive for a period of one year following the Termination Date with out-placement at a level commensurate with that provided by the Company to other senior executives; provided that the Company’s obligations under Section 7(c) shall cease in the event of Executive’s earlier death. Subject to Section 14(b), to the extent applicable, the Salary Payments, each of which shall be a separate payment for purposes of Section 409A, shall commence on the 60th day following the Termination Date (or, to the extent necessary to avoid the imposition of additional taxes and penalties under Section 409A, the last business day of the month in which falls the six-month anniversary of the Termination Date), provided, however, that the first such payment shall equal the sum of all Salary Payments that would have been made from the Termination Date to the date of such first payment were it not for the any delay contained in this sentence; the Bonus Payment shall be paid at the same time as other annual bonuses for the fiscal year in which the Termination Date occurs are paid (but in no event later than two and one-half months following the end of the fiscal year in which the employment of Executive is terminated), subject to, and in accordance with the terms and conditions of the AICP. Executive shall not be required to mitigate the amount of any payment provided for in this paragraph (c) by seeking other employment, nor shall any amounts to be received by Executive hereunder be reduced by any other compensation earned.

(i)	To be eligible for the payment, benefits and equity rights described in Section 7(c) above, Executive must (x) execute, within twenty-one (21) days after the date of termination of employment, not revoke, and abide by a release, delivered to the Executive on the Termination Date by the Company in a standard and customary form, of all other claims (the “Release”), (y) cooperate with the Company in the event of litigation, and (z) fully comply with Executive’s obligations under Section 9 below.
(d)	Notwithstanding anything herein to the contrary, in the event that the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate her employment for Good Reason during the two year period following a Change in Control, in lieu of the amounts that would otherwise be payable to Executive under paragraph (c)(A) through (C) above, the Company shall pay Executive an amount equal to two times the sum of her Base Salary and Annual Bonus at target, such amount to be paid to her in a lump sum within 10 days following the Termination Date, subject to Section 14(b), to the extent applicable. For purposes of this Agreement, (i) “Change in Control” shall have the meaning specified in Attachment A hereto and (ii) “Good Reason” shall mean (A) any

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material demotion of Executive or any material diminution in Executive’s authority or responsibility, except in each case in connection with the termination of Executive’s employment for Cause or disability or as a result of Executive’s death, or temporarily as a result of Executive’s illness or other absence; (B) any reduction in Executive’s rate of Base Salary as payable from time to time; (C) a reduction in the target percentage of Executive’s Annual Bonus; (D) following a Change in Control, a failure of the Company to continue in effect the benefits applicable to, or the Company’s reduction of the benefits applicable to, Executive under any benefit plan or arrangement (including without limitation, any pension, life insurance, health or disability plan) in which Executive participates as of the date of the Change in Control without implementation of a substitute plan(s) providing materially similar benefits in the aggregate to those discontinued or reduced, except for a discontinuance of, or reduction under, any such plan or arrangement that is legally required or generally applies to all senior executives of the Company, provided that in either such event the Company provides similar benefits (or the economic effect thereof) to Executive in any manner determined by the Company; or (E) failure of any successor to the Company to assume in writing the obligations hereunder, or (F) a breach of any other material provision of this Agreement, which breach is not corrected within 30 days following written notice to the Company.

(e)	Any other provision of this Agreement to the contrary notwithstanding, if any portion of any payment or benefit under this Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, that is subject to the tax imposed by Section 4999 of such Code, then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than she would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be $1 less than the maximum amount which the Employee may receive without becoming subject to the excise tax under Section 4999 of the Code. For purposes of this Section 7(e), the determination of whichever amount is greater on an after-tax basis shall be (i) based on maximum federal, state and local income and employment tax rates and the tax that would be imposed on Executive pursuant to Section 4999 and (ii) made at the Company’s expense by consultants of national recognition selected by the Company prior to the date of the Change in Control, which determination shall be binding on both Executive and the Company (for clarity and the avoidance of doubt, the calculations with respect to such determination shall consider all mitigating factors such as, without limitation, the value of any noncompetition restrictions to which Executive will be subject to following the Change in Control). Any such reduction as may apply under this Section 7(e) shall be applied in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in

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respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.
8.	Indemnification. The Company agrees that the Executive shall be entitled to the benefits of the indemnity provisions set forth in the Certificate of Incorporation and the By-laws from time to time in accordance with their terms both during her employment and thereafter with regard to her actions as an officer or director of the Company. In addition, the Company agrees to continue in effect for the benefit of the Executive during the Employment Period directors’ and officers’ liability insurance of the type and in the amount currently maintained by the Company to the extent such insurance is available at a premium cost which the Company considers reasonable and, thereafter, with regard to her prior activities as an officer or director, such insurance as is maintained for active directors and officers. Effective as of the Commencement Date, the Company shall enter into an Indemnification Agreement, in its standard form, with Executive.
9.	Confidential Information and Non-Competition.
(a)	Executive agrees that during the Employment Period and thereafter she shall not disclose, at any time, to any person, or use for her own account, nonpublic information of any kind concerning the Company or any of its subsidiaries or affiliates, including, but not limited to, nonpublic information concerning finances, financial plans, accounting methods, strategic plans, operations, personnel, organizational structure, methods of distribution, suppliers, customers, client relationships, marketing strategies, store lists, real estate strategies, and the like (“Confidential Information”). During such period, Executive shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter and unless required by lawful process or subpoena, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company. Executive agrees that during the Employment Period she will not breach her obligations to comply with the provisions of the Code of Business Conduct of the Company, as in effect on the date hereof and as may be amended from time to time.
(b)	Pursuant to 18 U.S.C. § 1833(b), Executive hereby acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal,

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state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if the Executive’s (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement by and between the Company and Executive is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.

(c)	Further, nothing in this Agreement or any other agreement by and between the Company and Executive shall prohibit or restrict Executive from (i) voluntarily communicating with an attorney retained by Executive; (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the New York State Division of Human Rights or a local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency; (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; (iv) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, provided that Executive first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy; or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled.
(d)	Executive recognizes that the Confidential Information has been developed by the Company and its affiliates at substantial cost and constitutes valuable and unique property of the Company. Executive acknowledges that the foregoing makes it reasonably necessary for the protection of the Company’s interests, in view of Executive’s position with the Company, that Executive not compete with the Company or its affiliates during the Employment Period and for a reasonable and limited period thereafter. Therefore, Executive agrees that during the period of Executive’s employment hereunder and for a period of two years thereafter, Executive shall not engage in Competition. As used herein, “Competition” shall mean (i) providing services that are the same as or similar in function or purpose as those Executive provided to the Company at any time during the twenty-four (24) calendar month period immediately preceding the Termination Date (within the United States of America, or in any country where the Company or any of its subsidiaries or affiliates has done business) to (A) a business in competition with

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the retail, catalog, or on-line sale of athletic footwear, athletic apparel, and sporting goods conducted by the Company or any of its subsidiaries or affiliates (the “Athletic Business”) or (B) a business that in the prior fiscal year supplied product to the Company or any of its subsidiaries or affiliates for the Athletic Business having a value of $20 million or more at cost to the Company or any of its subsidiaries or affiliates; provided, however, that (X) such participation shall not include the mere ownership of not more than 1 percent of the total outstanding stock of a publicly traded company and (Y) a department store or general merchandise store shall not be considered a business in competition with any business conducted by the Company; or (ii) the recruiting, soliciting or inducing of any employee or employees of the Company or any of its subsidiaries or affiliates and with whom Executive had dealings during the then immediately preceding twelve (12) calendar month period, but ending on the Termination Date, to terminate their employment with, or otherwise cease their relationship with, the Company or any of its subsidiaries or affiliates where such employee or employees do in fact so terminate their employment.

(e)	Executive agrees (i) that her services are special and extraordinary, (ii) that a violation of her commitment not to disclose Confidential Information or otherwise to engage in acts of Competition would immediately and irreparably harm the Company, and (iii) that such harm would be incapable of adequate remediation by money damages. Accordingly, Executive agrees that this Section 7 may be enforced by injunction, and that she will interpose no objection or defense to such enforcement. Enforcement by injunction shall not bar the Company from any other legal or equitable remedies to which it may be entitled for such violation. If any restriction set forth with regard to Competition is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intention of the parties that the court should interpret and enforce such restriction to its fullest lawful extent.
(f)	The Company advises Executive to consult with an attorney of Executive’s choice before agreeing to the terms set forth in this Section 9. Executive acknowledges that this Agreement has been provided to Executive at least fourteen (14) calendar days prior to the Commencement Date, and Executive has had up to fourteen (14) calendar days from the date Executive first received this Agreement to consider its terms. However, Executive may sign and return it sooner if Executive wishes. By entering into this Agreement, Executive acknowledges and agrees that Executive (A) has been given the opportunity to seek the advice of counsel; (B) has carefully read and fully understands all of the provisions of this Section 9; and (C) is entering into this Agreement knowingly, freely, and voluntarily in exchange for good and valuable consideration to which Executive would not otherwise be entitled.
(g)	Executive agrees and acknowledges that the benefits described in Sections 4, 5 and 6 of this Agreement, among other additional professional and financial

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benefits, constitute adequate consideration for purposes of the Illinois Freedom to Work Act, 820 ILCS 90.
10.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and permitted assigns. This Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by her. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations, and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.
11.	Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of New York, in accordance with the rules of the American Arbitration Association (the “AAA”), including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof; provided, however, that this Section shall not apply to Section 7; provided, further, that, notwithstanding anything to the contrary herein, Executive may, but is not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable. The decision of the arbitrator(s) shall be final and binding on the parties hereto and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The costs assessed by the AAA for arbitration shall be borne equally by both parties.
12.	Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, in the case of Executive, at her principal residence address as shown in the records of the Company, and in the case of the Company, to the General Counsel, Foot Locker, Inc., 330 West 34th Street, New York, New York 10001. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three (3) days after mailing if mailed as aforesaid.
13.	Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to their conflict of laws provisions. In the event of any disputes, the parties hereto irrevocably submit to the exclusive jurisdiction of courts located in the State of New York, County of New York,

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and the parties waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

14.	Section 409A. (a) It is intended that the payments provided under this Agreement comply with, or be exempt from, Section 409A. It is also intended that the terms “termination” and “termination of employment” as used herein shall constitute a separation from service within the meaning of Section 409A. (b) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, distribution of any amounts that constitute “deferred compensation” payable to the Executive due to her termination of employment, shall not be made before six months after such separation from service or the Executive’s death, if earlier (the “Six Month Limitation”). At the end of such six-month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum, on the first day of the seventh month following the Executive’s separation from service and remaining payments shall commence or continue, in accordance with the relevant provision of this Agreement. (c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made, on or before that last day of Executive’s taxable year following the year in respect of which the amounts subject to reimbursement were incurred or paid. (d) The parties further agree that there is no guarantee as to the tax consequences of payments provided for hereunder.
15.	Executive’s Representation. The Executive represents and warrants to the Company that there is no legal impediment to her performing her obligations under this Agreement, and neither entering into this Agreement nor performing her contemplated service hereunder will violate any agreement to which she is a party or any other legal restriction.
16.	Miscellaneous.
(a)	Entire Agreement. This Agreement represents the entire understanding of the parties hereto, supersedes any prior understandings or agreements between the parties, and the terms and provisions of this Agreement may not be modified or amended except in a writing signed by both parties. This Agreement may be executed by the Parties in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.
(b)	Amendments; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the Parties, or in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time or times to

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require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same. No waiver by any Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(c)	Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, payroll and foreign taxes that are required to be withheld by applicable laws or regulations.
(d)	Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FOOT LOCKER, INC.

By:	/s/ Dona D. Young
Name:	Dona D. Young
Title:	Lead Director

EXECUTIVE

By:	/s/ Mary N. Dillon
Name:	Mary N. Dillon

Attachment A

Change in Control

A Change in Control shall mean any of the following:

(A)        the merger or consolidation of the Company with, or the sale or disposition of all or Substantially All of the Assets of the Company to, any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

(B)        the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any Person (other than the Company or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) acting in concert; or

(C)        during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

This definition is intended to constitute a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation as defined under Section 409A.